EXHIBIT 16.1

SCHUMACHER & ASSOCIATES, INC.

Certified Public Accountants

7931 S. Broadway, #314

Littleton, CO 80122

(303) 480-5037   FAX (303) 379-5394

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Commissioners:

We have read the statements included under Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K to be filed with the U.S. Securities and Exchange Commission on or about November 8, 2017, of Aladdin International, Inc., and we agree with such statements as they pertain to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K. Yours truly,

Schumacher & Associates, Inc.

Littleton, Colorado

November 8, 2017